Exhibit 99.3

Pro Forma Financial Information

Per Regulation S-X Article 11, a narrative description of the pro forma effects of the transaction can be presented where a limited number of pro forma adjustments are required and those adjustments are easily understood. International Packaging and Logistics Group, Inc. (“IPLO”) has no activities from its previous operations going forward, therefore, there are a limited number of pro forma adjustments and we are not presenting the pro forma financial statement in this current report. Below is the narrative description of the pro forma effects of the transaction.

Because Yibaoccyb Limited, a British Virgin Islands limited liability company (“Yibaoccyb”) former owners have received the majority voting rights in the combined entity and certain Yibaoccyb's officers and directors have been appointed to the executive officers and directors upon the completion of the share exchange transaction, the share exchange transaction is deemed to be a reverse acquisition and recapitalization. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, IPLO (the legal acquirer) is considered the accounting acquiree and Yibaoccyb (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will be in substance be those of Yibaoccyb and its subsidiaries and controlled companies, with the assets and liabilities, and revenues and expenses of IPLO being included effective from the date of the consummation of the share exchange transaction. IPLO is deemed to be a continuation of the business of Yibaoccyb. The outstanding stock of IPLO prior to the share exchange transaction will be accounted for at their net book value and no goodwill will be recognized.